Exhibit 2.d

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 31, 2025, Ryanair Holdings plc (“Ryanair” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Ordinary Shares and our American Depositary Shares (“ADSs”).

1. Ordinary Shares.

This summary of the general terms and provisions of our Ordinary Shares does not purport to be complete and is subject to and qualified in its entirety by reference to our Memorandum and Articles of Association (the “Articles”), which is incorporated herein by reference to Exhibit 1.1 of Ryanair Holdings’ Annual Report on Form 20-F filed on July 24, 2023 (Commission file No. 000-29304).

Ryanair’s capital stock consists of Ordinary Shares, each having a par value of 0.600 euro cent. As of March 31, 2025, a total of 1,063,868,001 Ordinary Shares were outstanding.

All of the Ordinary Shares issued and outstanding are fully paid, duly authorized and validly issued. In the following description, a “shareholder” is the person registered in Ryanair’s register of members as the holder of the relevant shares. The Depositary will be the shareholder of record in respect of those Ordinary Shares represented by ADSs against which American Depositary Receipts (“ADRs”) are issued.

A.	Dividends Rights

Ryanair may, by ordinary resolution of the shareholders, declare dividends, but no such dividend shall exceed the amount recommended by the Directors. If and so far as in the opinion of the Directors the profits of Ryanair available for distribution justify such payments, the Directors may also from time to time pay interim dividends of such amounts and on such dates and in respect of such periods as they think fit. No dividend may be paid otherwise than out of profits available for distribution in accordance with the provisions of the Irish Companies Act.

The Ordinary Shares currently represent the only class of shares in issue and rank equally with respect to payment of dividends and on any winding-up of the Company. Any dividend, interest or other sum payable to a shareholder that remains unclaimed for one year after having been declared may be invested by the Directors for the benefit of the Company until claimed. If the Directors so resolve, any dividend which has remained unclaimed for 12 years from the date of its declaration shall be forfeited and cease to remain owing by the Company.

B.	Voting Rights

Subject to any special rights or restrictions (including disenfranchisement) as to voting attached by or in accordance with the Articles to any class of shares, at a general meeting every shareholder shall have one vote for each share of which he or she is the holder on all matters voted on by shareholders, including the election of directors.

Annual and extraordinary meetings are called upon 21 days’ advance notice. Subject to any special rights or restrictions (including disenfranchisement) as to voting attached by or in accordance with the Articles to any class of shares all Ryanair shareholders may appoint proxies electronically to attend, speak, ask questions and vote on behalf of them at annual general meetings. Subject to any special rights or restrictions (including disenfranchisement) as to voting attached by or in accordance with the Articles to any class of shares all holders of Ordinary Shares are entitled to attend, speak at and vote at general meetings, subject to certain limitations.

The Articles provide that one-third of the Directors (rounded down to the next whole number if it is a fractional number) retire and offer themselves for re-election at each annual general meeting of the Company. However, in compliance with the recommendations of the UK Corporate Governance Code and the requirements set out in the Irish Corporate Governance Annex, all Directors retire and present themselves for re-election by the shareholders annually. All of the shareholders entitled to attend and vote at the annual general meeting of the Company may vote on the re-election of Directors. Shareholders do not have cumulative voting rights for the election of Directors.

No shareholder shall, unless the Directors otherwise determine, be entitled to vote, either in person or by proxy, at any meeting in respect of any share held by him or her or to exercise any privilege as a shareholder in respect of any share held by him or her if any call or other sum then payable by him or her to Ryanair in respect of that share remains unpaid.

C.	Liquidation Rights

Upon the winding-up of Ryanair, the assets of the Company available for distribution to the shareholders will be paid to the shareholders in proportion to the capital paid up or credited as paid up on the shares held by them at the commencement of the winding-up.

D.	Rights, Preferences and Dividends Attaching to Shares

The Ordinary Shares currently represent the only class of shares in issue and rank equally with respect to payment of dividends and on any winding-up of Ryanair.

The Company is permitted under its Articles to issue redeemable shares on such terms and in such manner as the Company may, by special resolution, determine. The Ordinary Shares currently in issue are not redeemable. The liability of shareholders to invest additional capital is limited to the amounts remaining unpaid on the shares held by them. There are no sinking fund provisions in the Articles of the Company. There are no appraisal rights under Irish law for dissenting shareholders.

There are no provisions in the Articles:

a.delaying or prohibiting a change in the control of the Company, but which operate only with respect to a merger, acquisition or corporate restructuring;
b.discriminating against any existing or prospective shareholders as a result of such shareholder owning a substantial number of shares (except in connection with the limitations on ownership by non-EU nationals discussed below);
c.governing changes in capital,

in each case, where such provisions are more stringent than those required by law.

E.	Action Necessary to Change the Rights of Shareholders.

The rights attaching to the Ordinary Shares may be varied by special resolutions passed at meetings of the shareholders of Ryanair.

F.	Limitations on Share Ownership

The Directors of Ryanair may limit the number of Ordinary Shares (including Ordinary Shares in the form of ADSs) in which non - EU nationals have an interest or the exercise by non - EU nationals of rights attaching to such Ordinary Shares. Such powers may be exercised by the Directors if they are of the view that any licence, consent, permit or privilege of Ryanair or any of its subsidiaries that enables it to operate an air service may be refused, withheld, suspended or revoked or have conditions attached to it that inhibit its exercise and the exercise of the powers referred to above could prevent such an occurrence.

Ryanair maintains a separate register (the “Separate Register”) of Ordinary Shares in which non-EU nationals, whether individuals, bodies corporate or other entities, have an interest (such shares are referred to as “Affected Shares” in the Articles).

To enable the Directors to identify Affected Shares, transferees of Ordinary Shares are generally required to provide a declaration as to the nationality of persons having interests in those shares. Shareholders are also obliged to notify Ryanair if they are aware that any shares that they hold ought to be treated as Affected Shares for this purpose. The Directors automatically treat all of the Ordinary Shares held by the Depositary as Affected Shares.

G.	Disclosure of Share Ownership.

The Directors may require shareholders, or other persons appearing to be interested or to have been interested in Ordinary Shares, to disclose such information as the Company requires relating to the ownership of any interest in the Ordinary Shares. Additionally, under Irish law, a shareholder must notify Ryanair of the percentage of his or her voting rights if the percentage of voting rights he or she holds (or is deemed to hold) as shareholder reaches a specified percentage, which is currently set at 3% (a “notifiable interest”). Such shareholder must also notify Ryanair if (a) their notifiable interest increases or decreases by more than 1% or (b) their notifiable interest falls below the specified percentage.

H.	Transfer of Shares.

The transfer agent and registrar for the Ordinary Shares is Link Registrars.

2. American Depositary Shares.

This summary of the general terms and provisions of our ADSs does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 filed on February 20, 2007 (Commission file No. 333-140783), which is incorporated herein by reference, including the exhibits thereto. In the following description, a “Holder” is the person registered with the Depositary (as defined below) as the holder of the relevant ADSs.

A.	General.

American Depositary Receipts (“ADRs”) evidencing ADSs are issuable pursuant to an amended and restated deposit agreement dated February 20, 2007 among Ryanair, the Bank of New York Mellon as depositary (the “Depositary”), and the Holders from time to time of ADSs (the “Deposit Agreement”). The principal executive office of the Depositary is 240 Greenwich Street, New York, N.Y. 10286. Each ADS represents the right to receive two Ordinary Shares. An ADR may represent any number of ADSs.

B.	Voting

Upon receipt of notice of any meeting of shareholders and at Ryanair’s request the Depositary shall, to the extent permitted by applicable laws, mail the information in such notice to the Holders along with instructions for the voting of their respective ADSs.

Upon the request of a Holder, the Depositary shall endeavour to vote or cause to be voted the amount of Ordinary Shares represented by the ADSs in accordance with the Holder’s instructions. If no instructions are received by the Depositary from any Holder by the relevant date, the Depositary shall deem such Holder to have instructed the Depositary to give a discretionary proxy to a person designated by Ryanair; provided, that no such instruction shall be given with respect to any matter as to which Ryanair informs the Depositary that (x) Ryanair does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of Shares.

In accordance with the Articles and Irish law, failure by a Holder, or a person holding an interest in Ordinary Shares through a Holder, to comply with any request for information from Ryanair relating to, inter alia, the capacity in which such Holder owns the ADSs and the identity of any other person interested in such ADSs and the nature of such interest, may result in withdrawal of the Holder’s voting rights. Additional voting restrictions relating to non-EU nationals are discussed below under “—Restrictions On The Right To Transfer Or Withdraw The Underlying Securities.”

C.	Collecting And Distributing Dividends

Whenever the Depositary shall receive any cash dividend or other cash distribution by Ryanair on any Ordinary Shares in a currency other than U.S. dollars (“Dollars”), the Depositary shall, subject to the provisions of the Deposit Agreement, promptly convert such dividend or distribution into Dollars and shall distribute the amount thus received (net of the expenses of the Depositary, if applicable), to the Holders entitled thereto, in proportion to the number of ADSs representing such Ordinary Shares held by them respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Holders of ADRs will be reduced by any amount on account of taxes to be withheld by Ryanair or the Depositary.

Failure by a Holder to comply with any request for information from Ryanair relating to, inter alia, the capacity in which such Holder owns the ADSs and the identity of any other person interested in such ADSs and the nature of such interest, may result in retention by Ryanair of the dividends otherwise payable on the ADSs held by that Holder.

D.	Procedures For Transmitting Notices, Reports And Proxy Soliciting Material

In addition to the procedures for transmitting notices discussed above under “—Voting,” the Depositary shall make available for inspection by Holders, at its corporate trust office and at any other designated transfer offices, any reports and communications, including any proxy material, received from Ryanair which are both (a) received by the Depositary or the custodian or the nominee of either of them as the holder of the Ordinary Shares and (b) made generally available to the holders of such Ordinary Shares by Ryanair. The Depositary shall also send to the Holders copies of such reports when furnished by Ryanair.

E.	Sale Or Exercise Of Rights

In the event that Ryanair shall offer or cause to be offered to shareholders any rights to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary shall have discretion as to the procedure to be followed in making such rights available to Holders or in disposing of such rights on behalf of such Holders and making the net proceeds as promptly as practicable available in Dollars to such

Holders or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to Holders or dispose of such rights and make the net proceeds available to such Holders, then the Depositary shall allow the rights to lapse; provided, however, that the Depositary will, if requested by Ryanair, take action as follows:

(i) if at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to Holders by means of warrants or otherwise, the Depositary shall distribute to the Holders warrants or other instruments therefor in such form as it may determine, in proportion to the number of ADSs representing such Ordinary Shares held by them, respectively, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders; or

(ii) if at the time of the offering of any rights the Depositary determines that it is not lawful and feasible to make such rights available to Holders by means of warrants or otherwise, or if the rights represented by such warrants or such other instruments are not exercised and appear to be about to lapse, the Depositary may sell such rights or such warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate, subject to the other terms and conditions of the Deposit Agreement, the proceeds of such sales for the accounts of the Holders otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions, the date of delivery of any ADSs or otherwise.

F.	Deposit Or Sale Of Securities Resulting From Dividends, Splits Or Plans Of Reorganization

Whenever the Depositary receives any distribution of securities other Ordinary Shares, the Depositary will cause the securities to be distributed promptly to the Holders entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that, if in the opinion of the Depositary such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason the Depositary, after consultation with Ryanair, deems such distribution not to be feasible, the Depositary may adopt, with Ryanair’s approval, such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of any securities received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary) shall be distributed to the Holders entitled thereto.

If any distribution consists of a dividend in, or free distribution of, Ordinary Shares, the Depositary may, with Ryanair’s approval, and shall if Ryanair shall so request, deliver promptly to the Holders entitled thereto, an aggregate number of ADSs representing the number of Ordinary Shares received as such dividend or free distribution.  In lieu of delivering fractional ADSs in any such case, the Depositary will sell the amount of Ordinary Shares represented by the aggregate of such fractions and distribute as promptly as practicable the net proceeds.

In the event that the Depositary determines that any distribution in property (including Ordinary Shares and rights to subscribe therefor) is subject to any tax, duty or other governmental charge (including, without limitation, any applicable stamp taxes) which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Ordinary Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes, duties or other governmental charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes, duties or other governmental charges to the Holders entitled thereto.

Whenever the Depositary shall receive notice from Ryanair of the declaration of a dividend or other distribution payable in Ordinary Shares or cash at the election of each shareholder or, if no such election is made, payable in Ordinary Shares or in cash as provided in the instruments governing such dividend or other distribution, the Depositary shall mail to the Holders a notice, the form of which shall be in the discretion of the Depositary, which shall contain (a) such information as is contained in the notice received by the Depositary from Ryanair and (b) a statement that each of the Holders as of the close of business on a specified date will be entitled, subject to any applicable provisions of law, including any applicable provisions of Irish law, the Articles or the instruments governing such dividend or distribution, to instruct the Depositary as to the manner in which such Holder elects to receive such dividend or distribution. The Depositary shall endeavor, in so far as practicable to make the election in accordance with the instructions set forth in such Holder’s request. If the Depositary does not receive timely instructions from any Holder as to such Holder’s election, the Depositary shall make no election with respect to the Ordinary Shares represented by such Holder’s ADSs and shall distribute such Ordinary Shares or cash so received, if any, in respect of such Deposited Securities in accordance with the preceding sentence.

In circumstances where the provisions of the Deposit Agreement governing distributions of Ordinary Shares do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Ordinary Shares, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting Ryanair or to which it is a party, any securities which shall be received by the Depositary or a custodian in exchange for or in conversion of or in respect of Ordinary Shares shall be treated as new Ordinary Shares under the Deposit Agreement, and ADSs shall thenceforth represent the new Ordinary Shares so received in exchange or conversion, unless additional ADRs are delivered. In any such case the Depositary may with the approval of Ryanair execute and deliver additional ADRs as in the case of a dividend in Ordinary Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Ordinary Shares.

G.	Amendment, Extension Or Termination Of The Deposit Arrangement

The form of the ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement in writing between Ryanair and the Depositary in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Holders, shall, however, not become effective as to outstanding ADSs until the expiration of thirty days after notice of such amendment shall have been given to the Holders, provided that any amendments which (i) are reasonably necessary (as agreed by Ryanair and the Depositary) in order for ADSs or Ordinary Shares to be traded solely in electronic book-entry form and (ii) do not impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders. Every Holder at the time any such amendment so becomes effective shall be deemed, by continuing to hold such ADSs, to consent and agree to such amendment and to be bound by the Deposit Agreement or the ADRs as amended thereby. In no event shall any amendment impair the right of the Holder to surrender such ADSs and receive therefor the Ordinary Shares represented thereby, except in order to comply with mandatory provisions of applicable law.

The Depositary shall at any time at Ryanair’s direction, terminate the Deposit Agreement by mailing notice of such termination to the Holders at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement upon 90 days’ notice to Ryanair and the Holders if at any time 90 days shall have expired after the Depositary shall have delivered to Ryanair a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

On and after the date of termination, each Holder will, upon (a) surrender of such ADSs at the Corporate Trust Office of the Depositary, (b) payment of the applicable fee of the Depositary for the surrender of ADSs, and (c) payment of any applicable taxes, duties or other governmental charges, be entitled to delivery of the amount of Ordinary Shares represented by the ADSs evidenced by such ADR. If any ADSs remain outstanding after the date of termination, the Depositary shall discontinue the registration of transfers of ADSs, suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Ordinary Shares, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Ordinary Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADSs surrendered to the Depositary (after deducting, in each case, the applicable fee of the Depositary for the surrender, any applicable expenses for the account of the Holder and any applicable taxes or other governmental charges). At any time after the expiration of two years from the date of termination of the Deposit Agreement, the Depositary may sell the Ordinary Shares then held and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account without liability for interest, for the pro rata benefit of the Holders of ADSs which have not theretofore been surrendered, such Holders thereupon becoming general creditors of the Depositary with respect to such net proceeds.

H.	Rights of Holders to Inspect the Transfer Books of the Depositary and the List of Holders

The Depositary will keep books for the registration of ADSs and transfers of ADSs which at all reasonable times shall be open for inspection by the Holders, provided that such inspection shall not be for the purpose of communicating with Holders in the interest of a business or object other than the business of Ryanair or a matter related to the Deposit Agreement, the Articles or the ADSs or Ordinary Shares.

I.	Restrictions On The Right To Transfer Or Withdraw The Underlying Securities

The Ordinary Shares and ADSs have previously been (and may again in the future be) subject to restrictions on ownership. Further, these shares are currently subject to restrictions on voting. Please see section “Ordinary Shares — Limitations on Share Ownership” above. Holders agree to be bound by such restrictions and the Depositary has agreed to take certain actions in enforcing those restrictions. The Depositary will forward to the Holders or to Ryanair, as the case may be, communications furnished to it relating to the application of such provisions.

The Directors may elect to treat some or all of the Ordinary Shares held by the Depositary as Affected Shares. Currently, the Directors automatically treat all of the Ordinary Shares held by the Depositary as Affected Shares. The Directors are entitled to assume that each Holder with a registered address in the United States is or holds on behalf of a United States national and that each Holder with a registered address in Canada is or holds on behalf of a Canadian national. A Holder must have its ADRs registered in its own name and provide to Ryanair a nationality declaration or such other evidence as the Directors may require in order to establish to the Directors’ satisfaction that the Ordinary Shares underlying such Holder’s ADSs are not Affected Shares.

Since some or all Holders may be deemed Affected Holders or Holders through which Affected Holders have Interests (as defined in the Articles) in Ordinary Shares, in the event of a determination by the Directors, some or all of the Holders may not be entitled to attend or speak at any general meeting of the Company or any meeting of shareholders, or to direct the voting of some or all of the Ordinary Shares underlying their ADSs. Prior to March 7, 2025, some or all of the underlying Ordinary Shares could be sold if the Holder had not disposed of the particular ADSs or the underlying Ordinary Shares to a person who is not an Affected Holder (or a person through which an Affected Holder would have an Interest in Ordinary

Shares) to the Directors’ satisfaction within 21 days after notice to the Depositary requiring such disposal. On March 27, 2025, such purchase restrictions were discontinued but could be reinstated at any time.

If the Depositary receives a notice from Ryanair concerning specific Ordinary Shares in which an Affected Holder is believed or is deemed by the Directors to be interested, the Depositary will, if the notice requires such action, (i) refuse to register any transfer of the related ADS until the notice is withdrawn by Ryanair, (ii) not exercise the voting rights attaching to the related ADS until notice is withdrawn by Ryanair, (iii) give notice to the Holder of the related ASR informing the Holder of the actions described in (i) and (ii) above and (iv) state that the Holder must dispose of the related ADS or underlying Ordinary Shares as described above. The notice from the Depositary will also state that if any forced sale of the underlying Ordinary Shares has occurred, the related ADS will represent only the right to receive the proceeds of such sale, less taxes and expenses.

Although both (i) transfers of Ordinary Shares to the Depositary or its nominee as a deposit in exchange for ADRs and (ii) transfers of ADSs are exempt from the requirement to furnish a nationality declaration on transfer, withdrawals of Ordinary Shares in exchange for ADSs require such a declaration by the transferee. If a transferee does not furnish a nationality declaration, the foreign registrar will complete a nationality declaration on behalf of the transferee designating the Ordinary Shares being withdrawn as being held by an Affected Holder.

If, to enforce the foreign ownership restriction, the Ordinary Shares underlying an ADS are sold pursuant to the Articles, such ADS will thereafter represent only the right to receive the cash proceeds of sale (less any taxes and expenses incurred or paid in distributing such cash) and any remaining unsold Ordinary Shares underlying such ADS. Any denial of voting rights or sale of Ordinary Shares may be attributed pro rata to all Holders or, in certain circumstances, to specified Holders identified by the Directors in a restricted share notice. In deciding which Ordinary Shares to identify as Restricted Shares (within the meaning of the Articles), the Directors, subject to certain conditions, will firstly treat as Restricted Shares those Affected Shares in respect of which they have requested and not received a nationality declaration and secondly shall take into consideration the chronological order in which the Affected Shares were entered in the Separate Register. Any Holder holding through a nominee should be aware that such nominee may be required to provide Ryanair with certain information as to the identity of such nominee’s beneficial holders and that, to the extent that such nominee does not provide such information, such Holder may be deemed to be in violation of the restrictions on ownership and voting referred to above.

J.	Limitations On The Depositary’s Liability

The Depositary shall not incur any liability to any Holder, if by reason of any provision of any present or future law or regulation of the United States, Ireland or the European Union or any other provision of applicable law, or by reason of any requirement, direction or applicable rule, law or regulation or any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Articles or any of the Ordinary Shares, or by reason of any act of God or war or other circumstances beyond the control of either of them, the Depositary shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary incur any liability to any Holder by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or the Articles.

Where, by the terms of a distribution of a dividend, or an offering or distribution of rights, such distribution or offering may not be made available to Holders, and the Depositary may not dispose of such distribution or offering on behalf of such Holders and make the net proceeds available to such Holders, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

The Depositary does not assume any obligation and shall not be subject to any liability under the Deposit Agreement to Holders, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Ordinary Shares. The Depositary shall not be liable for any action or non-action by it in reliance upon the advice of or information from legal counsel, accountants, any governmental authority, any person presenting Ordinary Shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information.

The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or non-action is in good faith. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.